Fifth Street Asset Management Inc. Declares a Quarterly Dividend of $0.30 Per Share

GREENWICH, CT, January 21, 2015 – Fifth Street Asset Management Inc. (NASDAQ:FSAM) (“FSAM”) today announced that its Board of Directors declared a dividend of $0.30 per share for the quarter ended December 31, 2014. The declared dividend will be payable on April 15, 2015 to shareholders of record at the close of business on March 31, 2015.

Going forward, FSAM anticipates declaring its quarterly dividend, as set by the Board of Directors, when it reports earnings for that quarter. As previously disclosed, this quarter FSAM has elected to announce the dividend prior to reporting earnings due to FSAM’s recent initial public offering.

About Fifth Street Asset Management Inc.

Fifth Street Asset Management Inc. (NASDAQ:FSAM) is a rapidly growing credit-focused asset manager. The firm has over $6 billion of assets under management across two publicly-traded business development companies, Fifth Street Finance Corp. (NASDAQ:FSC) and Fifth Street Senior Floating Rate Corp. (NASDAQ:FSFR), as well as multiple private investment vehicles. The Fifth Street platform provides innovative and customized financing solutions to small and mid-sized businesses across the capital structure through complementary investment vehicles and co-investment capabilities. With a 16-year track record focused on disciplined credit investing across multiple economic cycles, Fifth Street is led by a seasoned management team that has issued billions of dollars in public equity, private capital and public debt securities. Fifth Street’s national origination strategy, proven track record and established platform are supported by approximately 100 professionals across locations in Greenwich, Chicago, Palo Alto and Dallas. For more information, please visit fsam.fifthstreetfinance.com.

Forward-Looking Statements

This press release may contain certain forward-looking statements, including statements with regard to the future performance of the company. Words such as “believes,” “expects,” “estimates,” “projects,” “anticipates,” and “future” or similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to the inherent uncertainties in predicting future results and conditions. Certain factors could cause actual results to differ materially from those projected in these forward-looking statements, and these factors are identified from time to time in the company’s filings with the Securities and Exchange Commission. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

CONTACT:

Investor Contact:

Robyn Friedman, Vice President, Investor Relations

(203) 681-3720

ir-fsam@fifthstreetfinance.com

Media Contact:

Nick Rust

Prosek Partners

(212) 279-3115 ext. 252

pro-fifthstreet@prosek.com